Exhibit 2.2

Rights Attached to Shares

Our authorized share capital consists of 60,000,000 Ordinary Shares of a nominal value of NIS 0.1 each. All outstanding Ordinary Shares are validly issued, fully paid and non-assessable. The rights attached to the Ordinary Shares are as follows:

Dividend rights. Holders of our Ordinary Shares are entitled to the full amount of any cash or share dividend subsequently declared. The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law. See “Item 8A. Financial Information – Consolidated and Other Financial Information – Dividend Distributions Policy.” All unclaimed dividends or other monies payable in respect of a share may be invested or otherwise made use of by the Board of Directors for our benefit until claimed. Any dividend unclaimed after a period of three years from the date of declaration of such dividend will be forfeited and will revert to us; provided, however, that the Board of Directors may, at its discretion, cause us to pay any such dividend to a person who would have been entitled thereto had the same not reverted to us. We are not obligated to pay interest or linkage differentials on an unclaimed dividend.

Voting rights. Holders of Ordinary Shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future subject to the provisions of Israeli law.

The quorum required at any meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third (33%) of the voting rights in the company. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy. Under our articles of association, all resolutions require approval of no less than a majority of the voting rights represented at the meeting in person or by proxy and voting thereon.

Pursuant to our articles of association, our directors (except external directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next annual general meeting of shareholders and until their successors have been elected. All the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office. Asseco, our controlling shareholder, and Formula Systems, our parent company, will be able to exercise control over the election of our directors (subject to a special majority required for the election of external directors).

Rights to share in the company’s profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of Ordinary Shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future subject to Israeli law.

Liability to capital calls by the company. Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders to provide us with additional funds is limited to the par value of the shares held by them.

Limitations on any existing or prospective major shareholder. See Item 6C. “Directors and Senior Management –Board Practices – Approval of Related Party Transactions Under Israeli Law.”

Changing Rights Attached to Shares

According to our articles of association, the rights attached to any class of shares may be modified or abrogated by us, subject to the consent in writing of, or sanction of a resolution passed by, the holders of a majority of the issued shares of such class at a separate general meeting of the holders of the shares of such class.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.